EXHIBIT 99.1

GLYCOMIMETICS REPORTS FOURTH QUARTER AND YEAR-END 2018 RESULTS

•	Initiated first company-sponsored Phase 3 pivotal trial of uproleselan in relapsed/refractory acute myeloid leukemia (AML) at sites in U.S., Europe, Canada and Australia
•

Provided oral presentation at the American Society of Hematology (ASH) Annual Meeting in December 2018 on the final clinical outcomes data and subgroup analyses from the Phase 1/2 AML trial of uproleselan, which supports the potential benefit of treatment when added to chemotherapy

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Pfizer, the Company’s strategic collaborator, continued to enroll patients with sickle cell disease (SCD) in its Phase 3 clinical trial of rivipansel for the treatment of vaso-occlusive crisis (VOC) and reports that the trial remains on track to be completed in early 2019, with top-line data expected to be announced late in the second quarter of 2019

•	Ended the year in a strong financial position with cash and cash equivalents of $209.9 million
•	The Company will host a call and webcast today at 8:30 a.m. ET

ROCKVILLE, MD, MARCH 6, 2019 – GlycoMimetics, Inc. (Nasdaq: GLYC) today reported its financial results for the year and fourth quarter ended December 31, 2018, highlighted recent company achievements and commented on milestone achievements anticipated in 2019. Cash and cash equivalents at December 31, 2018 were $209.9 million.

“In 2018, GlycoMimetics delivered achievements on many fronts: in clinical development, preclinical research and discovery and in financial resource management. We advanced our comprehensive clinical program for uproleselan that, if successful, could position uproleselan as a foundational therapy across the spectrum of AML. We believe this accomplishment reflects the enthusiasm of clinicians who have seen the Phase 1/2 uproleselan data at top oncology congresses and uproleselan’s impact on patient outcomes in clinical trials. In terms of our discovery and preclinical research during 2018, our team, utilizing our specialized chemistry expertise, produced new drug candidates to expand our pipeline opportunities into indications that go beyond sickle cell disease and hematologic cancers. Looking forward to 2019, we are in a strong financial position to pursue the clinical and preclinical opportunities ahead. Importantly, we look to the rivipansel top-line readout expected late in the second quarter that could represent both the first potential commercial success from our pipeline and a key financial resource going forward,” noted Rachel King, Chief Executive Officer.

2018 and Recent Highlights

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The GlycoMimetics-sponsored pivotal Phase 3 trial of uproleselan in relapsed/refractory AML enrolled its first patient; multiple investigative sites have now been initiated; work continues to expand to clinical sites across the US, Europe, Canada and Australia

•	The National Cancer Institute (NCI) collaborative study of uproleselan in newly diagnosed patients fit for chemotherapy has opened and is recruiting patients at multiple sites
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Planning continues for the collaborative Haemato Oncology Foundation for Adults in the Netherlands (HOVON) European study of uproleselan in newly diagnosed patients unfit for chemotherapy with a goal of trial initiation in 2019

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At the ASH Annual Meeting in December 2018, key new data on clinical outcomes from the Phase 1/2 relapsed/refractory AML trial of uproleselan underscored opportunities to position this drug candidate, if approved, as a potential foundational therapy across the spectrum of AML

•	Our Japanese patent for uproleselan was granted in August 2018, complementing patents already issued in the United States and Europe
•	Preclinical data for several existing and new pipeline programs, including GMI-1687 and GMI-1757, were presented at key scientific meetings, including AACR in March 2018 and ASH in December 2018
•	GlycoMimetics’ collaborator Pfizer advised that top-line results of the rivipansel Phase 3 clinical trial would be announced by late second quarter 2019
•	Scott Jackson, veteran biopharma executive, joined the Board of Directors
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Chairman of the Board, M. James Barrett, Ph.D., GlycoMimetics’ founding venture investor and John Magnani, Ph.D, GlycoMimetics’ Co-founder and Chief Scientific Officer, notified the company that they will not run for reelection to the Board.  At the Annual Meeting of Stockholders on May 17, 2019, the Board Chair position will be taken by Tim Pearson, a GlycoMimetics Director since 2014, and until recently, Chief Financial Officer and Executive Vice President for TESARO, Inc., a publicly held oncology-focused biopharmaceutical company recently acquired by GlaxoSmithKline

Fourth Quarter and Year-end 2018 Financial Results:

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Cash position: As of December 31, 2018, GlycoMimetics had cash and cash equivalents of $209.9 million as compared to $123.9 million as of December 31, 2017. In March 2018, the Company completed a public offering of 8,050,000 shares of common stock yielding net proceeds of $128.4 million.

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R&D Expenses: The Company’s research and development expenses increased to $12.0 million for the quarter ended December 31, 2018 as compared to $6.7 million for the fourth quarter of 2017.  Research and development expenses increased by $16.0 million to $40.1 million for the year ended December 31, 2018, from $24.1 million in the year ended December 31, 2017. These increases were primarily the result of higher manufacturing costs to scale up production of uproleselan clinical supplies for the Company’s Phase 3 clinical trial and for clinical trials conducted by or in collaboration with third parties. Personnel-related and stock-based compensation increased due to an increase in clinical headcount.

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G&A Expenses: The Company’s general and administrative expenses increased to $2.9 million for the quarter ended December 31, 2018 as compared to $2.8 million for the fourth quarter of 2017.  General and administrative expenses for the year ended December 31, 2018 increased to $11.4 million as compared to $9.8 million in the prior year.  These increases were primarily due an increase in legal and patent expenses as well as labor-related costs and stock-based compensation expense. Patent expenses were higher due to an increase in the number of patent applications filed.  Personnel-related and stock-based compensation expenses increased due to additional headcount in 2018, annual salary adjustments and annual stock option awards granted in the first quarter of 2018.

•	Shares Outstanding: Shares of common stock outstanding as of December 31, 2018 were 43,160,751.

The company will host a conference call and webcast today at 8:30 a.m. ET.  The dial-in number for the conference call is (844) 413-7154 for domestic participants and (216) 562-0466 for international participants, with participant code 5072004. A webcast replay will be available via the “Investors” tab on the GlycoMimetics website for 30 days following the call. A dial-in phone replay will be available for 24 hours after the close of the call by dialing (855) 859-2056 for domestic participants and (404) 537-3406 for international participants, participant code 5072004.

About Uproleselan (GMI-1271)

uproleselan (yoo’ pro le’ sel an) is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed/refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better than expected remission rates and overall survival compared to historical controls, which have been derived from results from third party clinical trials evaluating standard chemotherapy, as well as lower than expected induction-related mortality rates. Treatment in these patient populations was generally well tolerated, with fewer than expected adverse effects. The U.S. Food and Drug Administration (FDA) has granted uproleselan Breakthrough Therapy Designation for the treatment of adult AML patients with relapsed/refractory (R/R) disease. GlycoMimetics is implementing a comprehensive development program across the clinical spectrum of AML. This includes the company-sponsored Phase 3 trial in R/R AML that is currently enrolling patients and two consortia-sponsored trials in newly diagnosed patients. One consortium trial is being sponsored by the NCI and will enroll newly diagnosed patients fit for intensive chemotherapy. The other trial is sponsored by the HOVON group in Europe and will enroll newly diagnosed patients unfit for intensive chemotherapy.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4.  E-selectin and CXCR4 are both adhesion molecules that keep cancer cells in the bone marrow.  Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow such as AML and multiple myeloma or in solid tumors that metastasize to the bone, such as prostate cancer and breast cancer.  GMI-1359 has completed a Phase 1 clinical trial in healthy volunteers.

About Rivipansel

rivipansel, the most advanced drug candidate in the GlycoMimetics pipeline, is a glycomimetic drug candidate that acts as a pan-selectin antagonist, meaning it binds to all three members of the selectin family – E-, P- and L-selectin. The first potential indication for rivipansel is vaso-occlusive crisis (VOC) of sickle cell disease (SCD), one of the most severe complications of SCD which can result in acute ischemic organ injury at one or more sites. By reducing cell adhesion, activation and inflammation that are believed to contribute to reduced blood flow through the microvasculature during VOC, GlycoMimetics believes that rivipansel could be the first drug to interrupt the underlying cause of VOC, thereby potentially enabling patients to leave the hospital more quickly. Pfizer is conducting a Phase 3 clinical trial for rivipansel in SCD.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role.  GlycoMimetics' most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer.  GlycoMimetics' wholly owned drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is being evaluated across a range of patient populations including a company-sponsored Phase 3 trial in relapsed/refractory AML.  GlycoMimetics has also completed a Phase 1 clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development and regulatory pathway of the Company’s drug candidates, including the expected enrollment in and conduct of clinical trials, expected timelines related to the announcement of top-line rivipansel data, the potential for rivipansel and the Company’s other drug candidates to be attractive therapies if approved and the expected safety and efficacy of the Company’s drug candidates based on data from completed clinical trials.  Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2019, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(Unaudited)

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development expense	12,039	6,720	40,092	24,100
General and administrative expense	2,921	2,816	11,413	9,832
Total costs and expenses	14,960	9,536	51,505	33,932

Loss from operations	(14,960)	(9,536)	(51,505)	(33,932)

Other income	1,053	278	3,231	651

Net loss and comprehensive loss	$(13,907)	$(9,258)	$(48,274)	$(33,281)

Net loss per common share – basic and diluted	$(0.32)	$(0.27)	$(1.18)	$(1.13)
Weighted average common shares – basic and diluted	43,143,272	34,138,681	41,044,621	29,395,756

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2018	2017

Cash and cash equivalents	$209,918	$123,925

Working capital	203,506	119,045

Total assets	214,839	128,583

Total liabilities	9,375	8,882

Total stockholders' equity	205,464	119,701